[Letterhead of Desjardins Ducharme Stein Monast]





                                     Montreal, Quebec, Canada, March 2, 1998


BY EDGAR

SECURITIES AND EXCHANGE COMMISSION



Dear Sirs/Mesdames:


             Re:   $300,0000,000
                   NATIONAL BANK OF CANADA
                   NB CAPITAL CORPORATION
                   NB FINANCE, LTD.
                   (300,000 Shares)
                   8.35% Noncumulative Exchangeable Preferred Stock, Series A
                   ----------------------------------------------------------

                 We have acted as counsel to National Bank of Canada, NB Capital Corporation and NB Finance, Ltd. in connection with the offering of 300,000 shares of its 8.35% Noncumulative Exchangeable Preferred Stock, Series A (the "Series A Preferred Shares") of NB Capital Corporation. In connection with the registration of the Series A Preferred Shares pursuant to Registration Statement on Form S-4 and a Registration Statement on Form S-11, we hereby consent to the use of, and reference to, our name under the headings "United States Federal Income Tax Considerations" and "Legal Matters" in each prospectus forming a part of the foregoing registration statements and to the inclusion of our opinion as an exhibit thereto.

                  In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act of 1933 as amended, or the general rules and regulations promulgated thereunder.


yours truly,

/s/ DESJARDINS DUCHARME STEIN MONAST